As filed with the Securities and Exchange Commission on March 23, 2004

Registration No. 333-113537

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CDW Corporation

(Exact Name of Registrant as Specified in Its Charter)

Illinois	36-3310735
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christine A. Leahy

Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dennis V. Osimitz	Robert F. Wall
Sidley Austin Brown & Wood LLP	Winston & Strawn LLP
Bank One Plaza	35 W. Wacker Drive
10 South Dearborn	Chicago, IL 60601
Chicago, Illinois 60603

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed for the purpose of listing expenses and costs related to this offering and filing the exhibits attached hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth expenses and costs related to this offering (other than any underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the shares of our common stock described in this registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.(1)

Securities and Exchange Commission registration fee	$40,924.10
NASD filing fee	30,500.00
Legal fees and expenses of CDW	100,000.00
Legal fees and expenses of the selling shareholders	50,000.00
Accounting fees and expenses	45,000.00
Printing and engraving expenses	27,500.00
Miscellaneous	100,000.00

Total	$393,924.10

(1)	The selling shareholders have agreed to pay the SEC registration fee, the NASD filing fee, fees and expenses of their own counsel, accounting fees and expenses and certain miscellaneous expenses. See the section entitled “Underwriters” for a further discussion of the payment of expenses, fees and costs incurred in connection with this offering.

Item 15. Indemnification of Officers and Directors

Reference is made to Section 8.75 of the Illinois Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

The indemnification provisions applicable to our directors are set out in Articles Six and Seven of the Restated Articles of Incorporation and Article VI of the Restated By-Laws, respectively, as follows:

RESTATED ARTICLES OF INCORPORATION:

SIXTH: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages, for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.

RESTATED BYLAWS:

ARTICLE VI

INDEMNIFICATION OF

DIRECTORS, EMPLOYEES AND AGENTS

Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the Shareholders.

Section 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation authorized in this Article.

Section 6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any contract, agreement, vote of Shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement

3.1

Restated Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30, 2003 filed on August 13, 2003.

3.2

Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30,

2003 filed on August 13, 2003.

4.1

Specimen of common stock certificate is incorporated herein by reference to the exhibits filed with the Registrant’s Annual Report (File No. 0-21796) on Form 10-K for the fiscal year ended

December 31, 2003 filed on March 12, 2004.

5.1**	Opinion of Sidley Austin Brown & Wood LLP.

23.1**	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney.

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on March 23, 2004.

CDW CORPORATION

By:	*
John A. Edwardson Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	* John A. Edwardson	Chairman of the Board and Chief Executive Officer	Dated: March 23, 2004

By:	/S/ BARBARA A. KLEIN Barbara A. Klein	Senior Vice President and Chief Financial Officer (principal financial officer)	Dated: March 23, 2004

By:	* Sandra M. Rouhselang	Vice-President and Controller (principal accounting officer)	Dated: March 23, 2004

By:	* Michelle L. Collins	Director	Dated: March 23, 2004

By:	* Casey G. Cowell	Director	Dated: March 23, 2004

By:	* Daniel S. Goldin	Director	Dated: March 23, 2004

By:	* Donald P. Jacobs	Director	Dated: March 23, 2004

By:	* Michael P. Krasny	Director	Dated: March 23, 2004

By:	* Terry L. Lengfelder	Director	Dated: March 23, 2004

By:	* Susan D. Wellington	Director	Dated: March 23, 2004

By:	* Brian E. Williams	Director	Dated: March 23, 2004

* By:	Barbara A. Klein Pursuant to powers of attorney dated March 12, 2004

EXHIBIT INDEX

TO REGISTRATION STATEMENT

ON FORM S-3

CDW CORPORATION

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement

3.1	Restated Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30, 2003 filed on August 13, 2003.

3.2	Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30, 2003 filed on August 13, 2003.

4.1	Specimen of common stock certificate is incorporated herein by reference to the exhibits filed with the Registrant’s Annual Report (File No. 0-21796) on Form 10-K for the fiscal year ended December 31, 2003 filed on March 12, 2004.

5.1**	Opinion of Sidley Austin Brown & Wood LLP.

23.1**	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney.

*	Previously filed.
**	Filed herewith.